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For More Information Contact:
-----------------------------

Stephen J. Hagge
AptarGroup, Inc.
815/477-0424

       APTARGROUP, INC. DECLARES QUARTERLY DIVIDEND, REPLACES RIGHTS PLAN
                  AND REPORTS TERMINATION OF LICENSE AGREEMENT

                    Company Also Announces Annual Meeting And
                   Fourth Quarter Conference Call Information


FOR IMMEDIATE RELEASE: Crystal Lake, Illinois, January 21, 2003


DIVIDEND

     The Board of Directors of AptarGroup, Inc. (NYSE: ATR) today declared a quarterly cash dividend of $.06 per share. The payment date is February 27, 2003, to stockholders of record as of February 5, 2003.


RIGHTS PLAN

     AptarGroup also announced today that its Board of Directors adopted a stockholder rights plan to replace the existing rights plan upon its expiration in April 2003. Terms of this new rights plan are substantially similar to the expiring plan. Under the plan, AptarGroup will make a dividend of one preferred stock purchase right for each share of its common stock outstanding as of the close of business on April 7, 2003. Stockholders are not required to take any action to receive the rights distribution. The rights will expire in 10 years, unless earlier redeemed or exchanged by the Company.

     Carl A. Siebel, President and Chief Executive Officer, commented, "The rights plan is designed to preserve and maximize the value of the Company for stockholders by ensuring that stockholders receive fair and equal treatment in the event of an unsolicited takeover attempt. We believe that the stockholder rights plan is an important tool for the Company."


LICENSE AGREEMENT

     Valois S.A.S., a subsidiary of AptarGroup, Inc., today reported that a previously announced exclusive license agreement with Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE), was terminated by Wyeth. The agreement related to Valois' "Combidose" intra-

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nasal drug delivery system for prophylactic and therapeutic human vaccines. The termination of the agreement enables Valois to offer this technology to other customers and does not have a material financial impact on the Company.


ANNUAL MEETING

     The Board also announced that the 2003 Annual Meeting of Stockholders will be held at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, 55th Floor Conference Room, Chicago, Illinois, on May 7, 2003, at 9:00 a.m. The record date for stockholders entitled to vote at the meeting is March 13, 2003.


OPEN CONFERENCE CALL

     There will be a conference call on Thursday, February 13, 2003 at 8:00 a.m. CST to discuss the Company's fourth quarter and annual results for 2002. The Company plans to announce its fourth quarter and annual results on Wednesday, February 12, 2003, after the close of trading on the New York Stock Exchange. The call will last approximately one hour and feature remarks by Carl A. Siebel, President and Chief Executive Officer and Stephen J. Hagge, Executive Vice President and Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page of the AptarGroup website at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the website until 5:00 p.m. CST on March 12, 2003.

     AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

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